Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors

Unifi, Inc.:

We consent to the incorporation by reference in the registration statement No. 33-23201, No. 33-53799, No. 333-35001, No. 333-43158, No. 333-156090, No. 333-191870 and No. 333-229533 on Form S-8 and No. 333-140580 on Form S-3 of Unifi, Inc. of our reports dated August 29, 2019, with respect to the consolidated balance sheets of Unifi, Inc. as of June 30, 2019 and June 24, 2018, and the related consolidated statements of income, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of June 30, 2019, which reports appear in the June 30, 2019 Annual Report on Form 10‑K of Unifi, Inc.

/s/ KPMG LLP

Greensboro, North Carolina

August 29, 2019